Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
__________________

ArvinMeritor, Inc.
(Exact name of registrant as specified in its charter)

Indiana	38-3354643
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

2135 West Maple Road, Troy, Michigan	48084-7186

(Address of principal executive offices)	(Zip Code)

ArvinMeritor, Inc. 2010 Long-Term Incentive Plan
(As Amended and Restated as of January 20, 2011)
(Full title of the plan)

Vernon G. Baker, II, Esq.
Senior Vice President and General Counsel
ArvinMeritor, Inc.
2135 West Maple Road
Troy, Michigan 48084-7186
(Name and address of agent for service)

(248) 435-1000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “accelerated filer”, “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

Calculation of Registration Fee
Title of securities to	Amount to be	Proposed maximum	Proposed maximum	Amount of
be registered	registered	offering price per	aggregate offering	registration
		share (1)	price (1)	fee (1)
Common Stock, par	3,700,000	$ 21.585	$ 79,864,500	$9,273
value $1 per share

(1)	Based on the average of the high and low prices reported on the consolidated reporting system of the New York Stock Exchange on January 10, 2011, pursuant to Rule 457(c) and 457(h)(1) under the Securities Act of 1933.

(2)	The Amount of Registration Fee was calculated pursuant to Section 6(b) of the Securities Act, with the adjusted fee for fiscal 2011 being $116.10 per $1 million of the maximum aggregate price at which such securities are proposed to be offered. The registration fee is therefore calculated by multiplying the Proposed Maximum Aggregate Offering Price by $00.00011610.

EXPLANATORY NOTE

     This Registration Statement on Form S-8 (this “Registration Statement”) is being filed solely to register 3.7 million additional shares of common stock of ArvinMeritor, Inc. (the “Registrant”) for issuance pursuant to awards granted under the ArvinMeritor, Inc. 2010 Long-Term incentive Plan (Amended and Restated as of January 20, 2011) (as so amended and restated, the “Plan”). These additional shares are additional securities of the same class as other securities for which a registration statement on Form S-8 relating to the Plan (Registration No. 333-164333) was filed with the Securities and Exchange Commission (the “Commission”) on January 14, 2010. Accordingly, pursuant to General Instruction E to Form S-8, the contents of such earlier registration statement are hereby incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such earlier registration statement are modified as set forth in this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents or portions thereof, which have been filed with the Securities and Exchange Commission (the “SEC”), are incorporated by reference and made a part hereof:
  Annual Report on Form 10-K of ArvinMeritor, Inc. (“ArvinMeritor” or the “Company”) for the fiscal year ended October 3, 2010 (File No. 1-15983).
  The Registrant’s Current Reports on Form 8-K filed on October 18, 2010, November 2, 2010, November 18, 2010, December 1, 2010, December 2, 2010, December 8, 2010 and January 3, 2010 and all other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after October, 3, 2010; and

  The information under the heading “Description of Combined Company Capital Stock” in ArvinMeritor’s Registration Statement on Form S-4, as amended (Registration No. 333-36448)(“Form S-4”) dated June 2, 2000, including any amendment or report that updates such description.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Vernon G. Baker, II, Esq., who has passed upon the legality of any newly issued Common Stock of the Company covered by this Registration Statement, is Senior Vice President and General Counsel of the Company. Mr. Baker owns shares of ArvinMeritor Common Stock and restricted stock units and has options to purchase additional shares of ArvinMeritor Common Stock.

Item 6. Indemnification of Directors and Officers

     Chapter 37 of the Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding.

     The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person is or was a director, officer, employee or agent of the corporation or its subsidiary against liability incurred in the proceeding if (i) the individual’s conduct was in good faith and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation that the conduct was in the corporation’s best interests and (B) in all other cases that the individual’s conduct was at least not opposed to the corporation’s best interests and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director, officer, employee or agent if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

     Section 8.06 of ArvinMeritor’s Restated Articles of Incorporation contains provisions authorizing, to the extent permitted under the IBCL and the ArvinMeritor By-Laws, indemnification of directors and officers, including payment in advance of expenses in defending an action and maintaining liability insurance on such directors and officers. Specifically, ArvinMeritor’s By-Laws provide that the Company will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, formal or informal, by reason of the fact that such person is or was a director, officer, employee or agent of ArvinMeritor, or is or was serving at the request of ArvinMeritor as a director, officer, employee, agent, partner, trustee or member or in another authorized capacity of or for another corporation, unincorporated association, business trust, estate, partnership, trust, joint venture, individual, employee benefit plan or other legal entity, whether or not organized or formed for profit, against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of ArvinMeritor and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. ArvinMeritor will pay, in advance of the final disposition of an action, the expenses reasonably incurred in defending such action by a person who may be entitled to indemnification. The Company’s By-Laws also set forth particular procedures for submission and determination of claims for indemnification.

     ArvinMeritor’s directors and officers are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

4(a)	Restated Articles of Incorporation of ArvinMeritor, filed as Exhibit 4.01 to the Form S-4, is incorporated by reference.

4(b)	By-laws of ArvinMeritor, filed as Exhibit 3 to ArvinMeritor’s Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2003 (File No. 1-15983), is incorporated by reference.

5	Opinion of Vernon G. Baker, II, Esq., Senior Vice President and General Counsel of ArvinMeritor, as to the legality of any newly-issued Common Stock of ArvinMeritor covered by the Registration Statement.

23(a)	Consent of Vernon G. Baker, II, Esq., Senior Vice President and General Counsel of ArvinMeritor, is contained in his opinion filed as Exhibit 5 to this Registration Statement.

23(b)	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23(c)	Consent of Bates White LLC.

24	Power of Attorney authorizing certain persons to sign the Registration Statement.

Item 9. Undertakings

     The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those provisions is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described above, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on the 13 th day of January, 2011.

ARVINMERITOR, INC.

By:	/s/	Vernon G. Baker, II
Vernon G. Baker, II
Senior Vice President and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 13th day of January, 2011, by the following persons in the capacities indicated:

Signature	Title
Charles G. McClure, Jr.*	Chairman of the Board, Chief
Executive Officer and President
(principal executive officer) and
Director

Joseph B. Anderson, Jr., Rhonda L. Brooks,	Directors
David Devonshire, Ivor J. Evans, Victoria B. Jackson,
James E. Marley, William R. Newlin, and
Steven G. Rothmeier *

Jeffrey A. Craig*	Senior Vice President and Chief
Financial Officer (principal
financial officer)

Kevin Nowlan*	Controller
(principal accounting officer)

*By	/s/ Barbara G. Novak
(Barbara G. Novak, attorney-in-fact)**

**By authority of powers of attorney filed herewith.

INDEX TO EXHIBITS

Exhibit Number	Document
4(a)	Restated Articles of Incorporation of ArvinMeritor, filed as Exhibit 4.01 to the Form S-4, is incorporated by reference.

4(b)	By-laws of ArvinMeritor, filed as Exhibit 3 to ArvinMeritor’s Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2003 (File No. 1-15983), is incorporated by reference.

5	Opinion of Vernon G. Baker, II, Esq., Senior Vice President and General Counsel of ArvinMeritor, as to the legality of any newly-issued Common Stock of ArvinMeritor covered by the Registration Statement.*

23(a)	Consent of Vernon G. Baker, II, Esq., Senior Vice President and General Counsel of ArvinMeritor, is contained in his opinion filed as Exhibit 5 to this Registration Statement.

23(b)	Consent of Deloitte & Touche LLP, independent registered public accounting firm.*

23(c)	Consent of Bates White LLC.*

24	Power of Attorney authorizing certain persons to sign the Registration Statement.*

*       Filed Herewith